Exhibit 99.1

American Superconductor Reaches Agreement to Settle Litigation

WESTBOROUGH, Mass. -- April 4, 2005 -- American Superconductor Corporation (NASDAQ: AMSC) today announced that it has reached an agreement to settle litigation brought by TM Capital, a past financial advisor to the Company.

Under the terms of the settlement agreement, AMSC will make a cash payment of $1.7 million and issue a common stock purchase warrant for 200,000 shares of the Company's common stock, exercisable for a five-year term, with an exercise price of $9.50 per share. In connection with the settlement, the Company expects to take a one-time charge to its income statement of approximately $2.7 million in the fiscal 2005 fourth quarter ending March 31, 2005. This charge was not reflected in the fiscal 2005 financial forecast provided by AMSC in its February 3, 2005 press release.

About American Superconductor Corporation

AMSC is the world's principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery, and it is a world- leading supplier of dynamic reactive power grid stabilization products. AMSC's HTS wire and power electronic converters are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The Company's products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at http://www.amsuper.com.

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American Superconductor, AMSC, and Revolutionizing the Way the World Uses Electricity are trademarks of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Media	Jack Jackson 781-444-1020 On-Message Public Relations jack@on-message.com
Investors	Kevin Bisson 508-621-4220 American Superconductor investor@amsuper.com